Exhibit 99.1

Scorpius Holdings, Inc. Announces Proposed Public Offering of Common Stock

DURHAM, N.C. – March 7, 2024 – Scorpius Holdings, Inc. (NYSE American: SCPX) (“Scorpius” or the “Company”), an integrated contract development and manufacturing organization (CDMO), today announced that it intends to offer to sell shares of its common stock to the public in an underwritten public offering. All of the shares of common stock are to be sold by the Company.

ThinkEquity is acting as sole book-running manager for the offering.

The Company intends to use the net proceeds from the offering primarily for working capital and general corporate purposes.

The securities will be offered and sold pursuant to a shelf registration statement on Form S-3 (File No. 333-251255), including a base prospectus, filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 10, 2020 and declared effective on December 22, 2020. The offering will be made only by means of a written prospectus. A preliminary prospectus supplement and the accompanying base prospectus describing the terms of the offering will be filed with the SEC on its website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying base prospectus relating to the offering may also be obtained from the offices of ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004. Before investing in this offering, interested parties should read in their entirety the preliminary prospectus supplement and the accompanying base prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference into such preliminary prospectus supplement and the accompanying base prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Scorpius Holdings, Inc.

Scorpius Holdings Inc. is an integrated large molecule contract development and manufacturing organization (CDMO) focused on rapidly advancing biologic and cell therapy programs to the clinic and beyond. Scorpius offers a broad array of analytical testing, process development, and manufacturing services to pharmaceutical and biotech companies at its state-of-the-art facilities in San Antonio, TX. With an experienced team and new, purpose-built U.S. facilities, Scorpius is dedicated to transparent collaboration and flexible, high-quality biologics biomanufacturing. For more information, please visit www.scorpiusbiologics.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions and include statements regarding the timing and completion of the proposed offering. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability to complete the proposed offering and other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2022, subsequent quarterly reports on Form 10-Qs and any other filings the Company makes with the SEC. The information in this presentation is provided only as of the date presented, and the Company undertakes no obligation to update any forward-looking statements contained in this press release on account of new information, future events, or otherwise, except as required by law.

For Investor Relations Inquiries:

David Waldman

+1 919 289 4017

investorrelations@nighthawkbio.com